Exhibit 99.1

Florence Hudson joins IEC Electronics Board of Directors

-	Carl Sassano Steps Down

Newark, N.Y. August 9, 2012 – IEC Electronics Corp. (NYSE Amex IEC) announced today that Florence Hudson has joined the Company’s Board of Directors. The Company also announced that Carl Sassano has resigned his board position.

Florence Hudson is an executive in IBM Corporate Strategy with leadership experience in business and technical strategy, emerging business opportunities, marketing, partnerships and sales. Ms. Hudson has held a variety of leadership positions at IBM, including Vice President and Director of Corporate Strategy responsible for Strategic Growth for IBM; Vice President of Strategy & Marketing and acting Chief Technology Officer for the IBM Global Industrial Sector; and Vice President of Marketing & Strategy for IBM System z mainframes.

Prior to IBM, Ms. Hudson worked for Hewlett-Packard. She also worked as an Aerospace Engineer at Grumman Corporation and the NASA Jet Propulsion Laboratory on solar power satellites, the space shuttle program and future missions around Jupiter.

Ms. Hudson graduated from Princeton University with a Bachelor of Science degree in Mechanical and Aerospace Engineering. Florence is a member of the Princeton University Technology Advisory Council.

“With many years of strategy and leadership positions at IBM, Florence is a seasoned executive who brings tremendous talent that we believe will prove valuable to IEC as we manage our future growth,” said Barry Gilbert, IEC’s Chairman and CEO.

“I believe Florence shares our vision of building shareholder value through a combination strategic growth and steadily improving profitability. We are fortunate to have Florence join our Board.”

Mr. Gilbert continued, “As we welcome Florence, we also thank Carl Sassano for his many contributions to IEC Electronics over the years. Carl brought years of experience to our Board and regrettably leaves us for most understandable personal reasons. We wish Carl and his family all the best.”

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratory (DRTL) the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (near Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com